                                                                    EXHIBIT 99.1

                                (ASHWORTH LOGO)

                            Contact: Randall L. Herrel, Sr. - Chairman & CEO
                            (760) 929-6142
                            Terence Tsang - EVP & CFO
                            (760) 929-4611

                            Investor Relations: Sean Collins -- Partner
                            CCG Investor Relations and Strategic Communications
                            (818) 789-0100. ext. 202

                 ASHWORTH, INC. ANNOUNCES RECORD FOURTH QUARTER
                   AND FISCAL YEAR 2004 REVENUES AND EARNINGS

         -        QUARTERLY REVENUES UP 49% OVER Q4 '03, TO $48 MILLION

         -        QUARTERLY NET INCOME UP 116% YEAR OVER YEAR TO $1.9 MILLION

CARLSBAD, CALIFORNIA, December 16, 2004 - Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for the fourth quarter and fiscal year ended October 31, 2004.

         For the fourth quarter ended October 31, 2004, the Company reported that consolidated net revenue increased 49.3% to a record $48.3 million as compared to $32.3 million for the fourth quarter of fiscal 2003. Consolidated fourth quarter net income increased 116.4% to $1.9 million or $0.14 per diluted share as compared to consolidated net income of $877,000 or $0.07 per diluted share in the same quarter of the prior year. Net revenue for the domestic segment increased 48.2% to $41.1 million from $27.7 million reported the same quarter of the prior year. Net revenue from the international segment increased 56.1% to $7.2 million from $4.6 million in the same period of the previous year. Fourth quarter revenue from Ashworth branded merchandise increased 9.1% to $27.6 million and revenue from Callaway Golf apparel increased 49.9% to $10.5 million during the quarter.

         For fiscal 2004, consolidated net revenue increased 15.8% to a record $173.1 million as compared to $149.4 million for fiscal 2003. Consolidated net income for fiscal 2004 was a record $8.2 million or $0.60 per diluted share compared to $7.3 million or $0.56 per diluted share in fiscal 2003. In the second quarter of 2004, the Company sold its existing distribution center facility located in Carlsbad, California and recorded a pre-tax gain on disposal of fixed assets of $1.6 million. Additionally, during the third quarter of fiscal 2004, the Company incurred a $3.0 million pre-tax charge related to a settlement to conclude a 1999 securities class action lawsuit against the Company and certain current and former directors and officers. Without the pre-tax gain on the sale of the distribution center and the pre-tax charge in connection with the settlement, the Company would have reported consolidated net income of $9.1 million or $0.66 per diluted share for fiscal 2004 which would have reflected a 23.5% increase in net income for fiscal 2004 over fiscal 2003. The Company believes that excluding the effects of these non-recurring items provides additional information to investors to better understand the impact the transactions had on the Company's performance for fiscal 2004 as compared to fiscal 2003 and, therefore, the adjusted consolidated net income measure is useful to investors.

         For fiscal 2004, net revenue for the domestic segment increased 14.3% to $144.4 million from $126.4 million in the prior year. Net revenue from the international segment increased 24.5% to $28.7 million from $23.1 million in the prior year. Fiscal 2004 revenue from Ashworth branded merchandise increased 1.5% to $120.3 million and revenue from Callaway Golf apparel increased 27.1% to $39.2 million for the twelve-month period.

         Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "Adding new brands and three new distribution channels to our multi-brand, multi-channel growth strategy has given us record

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results for this fiscal year and sets the stage for an even stronger fiscal 2005 performance. With growth momentum from the Ashworth and Callaway Golf apparel brands and the acquisition of Gekko Brands, LLC ("Gekko") headwear, as well as expected cost savings from our U.S. distribution center, we are entering fiscal 2005 with a stronger company. The addition and integration of the Gekko headwear (The Game(R) and Kudzu(R)) brands is already bringing additional revenues and margin improvements which should be a key factor for us going forward."

         Ashworth's July 2004 acquisition of Gekko added popular lines of headwear and apparel under The Game and Kudzu brands to the Company's product offerings. The acquisition also provides the Company the opportunity in 2005 to distribute Ashworth sportswear into The Game's and Kudzu's three channels of distribution and existing account base which includes over 1,000 colleges and universities, resorts, sporting goods team dealers that serve the high school and college markets and Kudzu's outdoor and NASCAR-related customers. Additionally, Gekko is designing Ashworth-branded and Callaway Golf apparel-branded headwear for sale into Ashworth's existing green grass and retail channels in 2005.

         Mr. Herrel continued, "Our quarterly sales increase of 18%, not counting any contribution from Gekko, proves to us that our multi-channel strategy is the right approach in today's golf environment. We are successfully strengthening our brands so that they can grow independently of the relative performance of any one distribution channel. The strong growth from the Ashworth brand in the fourth quarter and the continued strong performance of our Callaway Golf apparel lines, with a 50% sales increase in our fourth quarter verses last year, shows that our multi-brand strategy is also winning."

         In reviewing the Company's financial position, Terence Tsang, Executive Vice President and Chief Financial Officer, stated, "Our operating margin has increased to 7.3% in the fourth quarter of fiscal 2004 as compared to 4.9% in the same period last year. This improvement was driven by a higher gross margin as well as lower selling, general and administrative ("SG&A") expense as a percent of sales due the leverage generated by including Gekko's peak selling season in the current quarter. We have moved into our new U.S. distribution center in Oceanside, California and it is operational. We are currently finalizing the systems integration and acceptance testing process and expect it to generate per-unit cost reductions in the latter half of fiscal year 2005. "

         Mr. Tsang continued, "Our accounts receivable increased 26.7%, which is a much slower rate of increase than our 49.3% fourth quarter revenue increase, resulting in improvement in our DSOs to 74 days. Consolidated inventories increased 10.7% but were essentially flat excluding Gekko. In addition, we continue to improve our trade credit terms with our overseas vendors and have reduced our need for bank financing for ongoing operations."

         The Company confirmed its previously expanded revenue and earnings guidance for fiscal 2005. Based on current trends, the Company expects consolidated net revenues for fiscal 2005 of $207.0 million to $215.0 million versus $173.1 million in fiscal 2004 and earnings of $0.76 to $0.82 per diluted share versus $0.60 per diluted share in fiscal 2004.

         For the first quarter of fiscal 2005, which is traditionally a relatively low-volume sales quarter, the Company expects to see less in labor savings from its new distribution center than in later, higher-volume quarters. In the first quarter, the higher fixed costs associated with the new distribution center will be spread over seasonally low production volume. Based on these factors and current business trends, the Company expects fiscal 2005 first quarter net revenues of $36.7 million to $38.3 million versus $26.6 million and earnings of zero to $0.02 per diluted share versus $0.01 per diluted share. The Company currently expects to report fiscal 2005 first quarter results on Thursday, March 3, 2005 at market close.

         Mr. Herrel concluded, "Ashworth is now executing an exciting strategy for the future. With our unmatched heritage in golf, our proven ability to successfully manage leading sports-inspired apparel lines, and with cross-selling into an expanded array of distribution channels, Ashworth has the opportunity to grow its portfolio of product lines and strengthen sales across all our brands and distribution channels."

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         Investors and all others are invited to listen to a conference call discussing fourth quarter and year-end results and fiscal 2005 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.ashworthinc.com. An online replay will be available until December 25, 2004. Additionally, a 48-hour telephone replay will be accessible by calling 1-877-519-4471 for domestic callers and 1-973-341-3080 for international callers; conference ID 5484947.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company. In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC ("Gekko"), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands.
This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth(R) and Callaway Golf apparel brands as well as further growth from The Game(R) and Kudzu(R) brands' sales into the Company's three current distribution channels. The Game(R) brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game(R) brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu(R) brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

         This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2003 and Form 10-Q's filed thereafter.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Terence Tsang, 760-929-4611
or
CCG Investor Relations and Strategic Communications
Sean Collins, 818-789-0100, ext. 202 (Investor Relations)

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ASHWORTH, INC.
Consolidated Statements of Income
Fourth Quarter ended October 31, 2004 and 2003
(Unaudited)

                                                              Summary of Results of Operations
                                                                 2004                  2003
                                                                 ----                  ----
FOURTH QUARTER
Net Revenue                                                   $  48,267,000       $  32,320,000
Cost of Sales                                                    28,164,000          19,112,000
                                                              -------------       -------------
   Gross Profit                                                  20,103,000          13,208,000
Selling, General and Administrative Expenses                     16,560,000          11,635,000
                                                              -------------       -------------
Income from Operations                                            3,543,000           1,573,000
Other Income (Expense):
   Interest Income                                                   14,000              12,000
   Interest Expense                                                (505,000)           (193,000)
   Other Income, net                                                111,000              70,000
                                                              -------------       -------------
   Total Other Expense, net                                        (380,000)           (111,000)
Income Before Provision for Income Taxes                          3,163,000           1,462,000
Provision for Income Taxes                                       (1,265,000)           (585,000)
                                                              -------------       -------------
   Net Income                                                 $   1,898,000       $     877,000
                                                              =============       =============
Net Income Per Share - BASIC                                  $        0.14       $        0.07
Weighted Average Common Shares Outstanding                       13,513,000          13,107,000
                                                              =============       =============
Net Income Per Share - DILUTED                                $        0.14       $        0.07
Adjusted Weighted Average Shares and Assumed Conversions         13,826,000          13,428,000
                                                              =============       =============

TWELVE MONTHS

Net Revenue                                                   $ 173,102,000       $ 149,438,000
Cost of Sales                                                   100,972,000          88,627,000
                                                              -------------       -------------
   Gross Profit                                                  72,130,000          60,811,000
Selling, General and Administrative Expenses                     55,612,000          48,080,000
                                                              -------------       -------------
Income from Operations                                           16,518,000          12,731,000
Other Income (Expense):
   Interest Income                                                   60,000              36,000
   Interest Expense                                              (1,353,000)           (876,000)
   Other Income (Expense), net                                   (1,553,000)            323,000
                                                              -------------       -------------
Total Other Expense, net                                         (2,846,000)           (517,000)

Income Before Provision for Income Taxes                         13,672,000          12,214,000
Provision for Income Taxes                                       (5,469,000)         (4,886,000)
                                                              -------------       -------------
   Net Income                                                 $   8,203,000       $   7,328,000
                                                              =============       =============
Net Income Per Share - BASIC                                  $        0.61       $        0.56
Weighted Average Common Shares Outstanding                       13,401,000          13,006,000
                                                              =============       =============
Net Income Per Share - DILUTED                                $        0.60       $        0.56
Adjusted Weighted Average Shares and Assumed Conversions         13,728,000          13,198,000
                                                              =============       =============

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ASHWORTH, INC.
Consolidated Balance Sheets
As of October 31, 2004 and 2003
(Unaudited)

                                                         October 31,        October 31,
ASSETS                                                       2004               2003
------                                                       ----               ----
CURRENT ASSETS

   Cash and Cash Equivalents                              $  5,175,000      $  5,024,000
   Accounts Receivable-Trade, net                           39,264,000        30,993,000
   Inventories, net                                         49,249,000        44,476,000
   Other Current Assets                                      6,892,000         7,204,000
                                                          ------------      ------------
     Total Current Assets                                  100,580,000        87,697,000

Property and Equipment, net                                 34,531,000        17,462,000
Other Assets, net                                           24,135,000           877,000
                                                          ------------      ------------
                         Total Assets                     $159,246,000      $106,036,000
                                                          ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of Credit Payable                                 $  2,500,000      $  3,400,000
   Current Portion of Long-Term Debt                         4,497,000           289,000
   Accounts Payable - Trade                                 13,959,000         5,731,000
   Other Current Liabilities                                 7,942,000         4,035,000
                                                          ------------      ------------
     Total Current Liabilities                              28,898,000        13,455,000

Long-Term Debt, net of current portion                      27,191,000         2,631,000
Other Long-Term Liabilities                                  1,941,000         1,395,000
Stockholders' Equity                                       101,216,000        88,555,000
                                                          ------------      ------------
          Total Liabilities and Stockholders' Equity      $159,246,000      $106,036,000
                                                          ============      ============

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This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP results provides useful information to both management and investors to better understand the impact of the charge related to the settlement of the class action lawsuit booked in the third quarter of fiscal 2004 and the gain on sale of the Company's existing distribution facility in Carlsbad, California booked in the second quarter of fiscal 2004. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.

                                 ASHWORTH, INC.
              Adjusted Non-GAAP Consolidated Statements of Income
                  Fiscal Years ended October 31, 2004 and 2003
                                   (Unaudited)

                                                                    2004                                  2003
                                                                    ----                                  ----
                                                             ELIMINATION OF
                                                             GAIN ON SALE OF
                                                                EXISTING
                                                              DISTRIBUTION
                                                                 CENTER
                                                              AND THE CLASS
                                         ACTUAL RESULTS          ACTION             ADJUSTED          ACTUAL RESULTS
                                           AS REPORTED      SETTLEMENT CHARGE   NON-GAAP RESULTS        AS REPORTED
                                           -----------      -----------------   ----------------        -----------
Net Revenue                               $ 173,102,000                  --       $ 173,102,000       $ 149,438,000
Cost of Sales                               100,972,000                  --         100,972,000          88,627,000
                                          -------------       -------------       -------------       -------------
  Gross Profit                               72,130,000                  --          72,130,000          60,811,000
Selling, General and
  Administrative Expenses                    55,612,000                  --          55,612,000          48,080,000
                                          -------------       -------------       -------------       -------------
Income from Operations                       16,518,000                  --          16,518,000          12,731,000
Other Income (Expense):
  Interest Income                                60,000                  --              60,000              36,000
  Interest Expense                           (1,353,000)                 --          (1,353,000)           (876,000)
  Other Income (Expense), net                (1,553,000)          1,411,000 (1)        (142,000)            323,000
                                          -------------       -------------       -------------       -------------
  Total Other Income (Expense), net          (2,846,000)          1,411,000          (1,435,000)           (517,000)

Income Before Provision for
  Income Taxes                               13,672,000           1,411,000          15,083,000          12,214,000
Provision for Income Taxes                   (5,469,000)           (564,000)         (6,033,000)         (4,886,000)
                                          -------------       -------------       -------------       -------------
  Net Income                              $   8,203,000       $     847,000       $   9,050,000       $   7,328,000
                                          =============       =============       =============       =============
Net Income Per Share - BASIC              $        0.61       $        0.06       $        0.67       $        0.56
Weighted Average Common
  Shares Outstanding                         13,401,000          13,401,000          13,401,000          13,006,000
                                          =============       =============       =============       =============
Net Income Per Share - DILUTED            $        0.60       $        0.06       $        0.66       $        0.56
Adjusted Weighted Average Shares and
  Assumed Conversions                        13,728,000          13,728,000          13,728,000          13,198,000
                                          =============       =============       =============       =============

(1) Class action settlement of $3,000,000 less gain on sale of existing distribution center of $1,589,000.

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